Exhibit 10.14 b

XCEL ENERGY INC.
2005 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Agreement, dated and effective ___________, _____ by and between Xcel Energy Inc., a Minnesota corporation (together with its affiliates and subsidiaries, referred to as “Xcel Energy”) and [participant] (the “Participant”) evidences an award of restricted stock units and the applicable terms and conditions of the award.

1. Units Awarded Xcel Energy awards the Participant [#] restricted units of Common Stock of Xcel Energy (the “Units”) pursuant to the Xcel Energy Inc. 2005 Long-Term Incentive Plan as amended and restated effective February 17, 2010 (the “Plan”), subject to the terms and conditions of the Plan and this Agreement. As used in this Agreement, the term “Units” means the Units plus additional restricted stock units credited as dividend equivalents pursuant to Section 6 below.

2. Term of Participation; Restrictions on Transfer

(a) The period during which the Participant will have opportunity to realize value from an award of Units commences on the effective date of this Agreement (the “Commencement Date”) and will expire in full on __________, ______.

(b) The Governance, Compensation and Nominating Committee of the Board of Directors (the “Committee”) is designated as the Plan administrator. The Committee, however, has delegated certain administrative duties to the Chief Administrative Officer of Xcel Energy.

(c) The Committee shall have the authority to determine at any time during the Restricted Period due to capitalization requirements of Xcel Energy or other factors that the Units may be converted to equivalent shares of Common Stock of Xcel Energy containing similar restrictions on transfer.

(d) Units may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant if those units are unvested.

3. Termination of Service

a) If the Participant’s employment with Xcel Energy terminates on a voluntary basis, including voluntary resignation and retirement, or on an involuntary basis due to Cause prior to either of the respective vesting dates, any remaining unvested Units shall be forfeited upon that termination.

(b) If the Participant’s employment with Xcel Energy terminates due to death or permanent and total disability, the Participant (or their estate) shall vest in Units as determined on a pro rata basis as detailed in Section 4 below.

(c) If the Participant’s employment is terminated on an involuntary basis without Cause, the Board of Directors in its discretion may, if it believes it is fitting and proper, vest Units as provided by the pro rata basis calculation described in Section 4 below.

(d) All amounts that are vested upon termination, pursuant to this Section, if any, are subject to the recoupment provisions of Section 10.

(e) For purposes of Section 3(a) above, the definition of termination for Cause is as follows:

The willful and continued failure of the Participant to perform substantially the Participant’s duties with the Corporation or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or b) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation, Subsidiaries, or one of its affiliates.

For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Corporation, Subsidiaries or its affiliates, as the case may be. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation, Subsidiaries or its affiliates.

4. Pro Rata Basis Calculation The pro-rata basis participation calculation will prorate the number of Units otherwise payable to the Participant as a Participant due to an occurrence of an event for which pro rata distribution is permitted under Section 3 above. The pro rata calculation will be applied following the pro rata schedule below in determining the number of unvested units that should be vested. (All percentages would be applied to the then number of remaining unvested units.)

Completed Months of Service	Pro Rata Basis
__ months	__%
__ months	__%
__ months	__%
__ months	__%
__ months	___%

If the Participant has completed a number of whole months of service between the established schedule provided in this Section 4, any pro rata basis calculation will be interpolated on a straight line basis between the established pro rata basis schedule (rounded to the nearest 10th decimal point). For example, if the Participant has completed __ months of services, the pro rata basis will be interpolated between __% and __% and would result in a pro rata basis calculation of ___%.

5. Accounting for Units Each Unit, representing a hypothetical share of Xcel Energy Common Stock, is designed to approximate and track the fair market value price of one share of Xcel Energy Common Stock that will be delivered upon completion of the requisite service period. Each Unit is intended to represent an unfunded, unsecured promise to pay a benefit, if and when the Units vests. Any monetary value represented by the Unit is designed to remain among Xcel Energy’s general assets.

6. Participant’s Rights An additional amount representing dividends payable (at the normal common stock declared dividend rate) on shares of Common Stock equal in number to the Units held by the Participant on a dividend record date after the Commencement Date and prior to to each of the respective Vesting dates shall be deemed credited as additional Units as of the dividend payment date. Any additional Units will be subject to the same terms and restrictions applicable to other Units in this Agreement. Aside from this right, the Participant has no other rights as a stockholder, including but not limited to the right to vote any Units.

7. Vesting and Settlement of Units

(a) Subject to continued service with Xcel Energy and except for termination events described in Section 3, __% of the Units will vest on _______, ____ (the “Initial Vesting Date” and the remainder __% of the Units will vest on _______, _____ (the “Final Vesting Date”).

(b) As soon as administratively feasible following each the Initial Vesting Date and the Final Vesting Date, Xcel Energy will pay to the Participant, in shares of Common Stock, an amount equal to the number of Units subject to each the Initial Vesting Date and the Final Vesting Date, with a cash component representing fractional shares. Although it is the intent is that upon vesting that shares of Company common stock will be delivered to the Participant, at the discretion of the Committee, Units may be delivered upon vesting, in cash or a combination of cash shares and shares of Company common stock of equivalent value.

(c) If the Participant dies prior to payment, and under Section 3 or Section 9 below would otherwise be entitled to receive payment of an award, Xcel Energy shall pay, in cash, the Participant’s designated beneficiary (if under the Plan the Participant has designated a beneficiary in writing delivered to Xcel Energy’s Chief Administrative Officer) or if no beneficiary is designated, to the Participant’s estate the value of the awards.

(d) Units are to be valued using the Fair Market Value of a share as defined in the Plan.

 8. Changes in Capitalization of Xcel Energy If there is any change in the character of outstanding Common Stock by reason of a stock dividend or distribution, stock split, capital reorganization, reclassification, combination or exchange of shares, or by reason of merger, consolidation, or other corporate reorganization, the Committee shall determine the appropriate adjustment to the Participant’s Units, if any, needed to reflect such change.

9. General Restrictions In the event a Change in Control occurs, as defined in the Plan, the service period required under each the Initial Vesting Date and the Final Vesting Date will be deemed to have been met, and all outstanding Units shall be delivered to the Participant as equivalent shares of Company stock as soon as administratively feasible following the Change in Control, but in no event later than two and a half months after the end of the calendar year in which the Change in Control occurs, according to the terms of the Plan.

10. Recoupment Xcel Energy may recover any cash or shares awarded under this Agreement, or proceeds from the sale of such shares, to the extent required by any rule of the SEC or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to material noncompliance of Xcel Energy with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of Xcel Energy implementing such rule or listing standard; provided that, in any event, Xcel Energy may recover cash or shares awarded under this Agreement, or proceeds from the sale of such shares, from the Participant if the Participant is terminated from Xcel Energy for fraud or misconduct.

11. Withholding Xcel Energy may require the Participant to remit to it, or may withhold from the award or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the award in the year or years the award becomes taxable to the Participant. The Participant may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having Xcel Energy withhold Units from the award at the rate the Committee determines satisfies applicable withholding requirements of the Code. For this purpose, Units are to be valued using the Fair Market Value of a share as defined in the Plan. If no election is made, the Participant will be deemed to have elected Units to be withheld.

12. Plan and Plan Interpretations as Controlling The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee or its designee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

13. Participant Service Nothing in this Agreement shall limit the right of Xcel Energy or any of its subsidiaries to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy or any of its subsidiaries any obligation to employ or accept the services of the Participant.

14. Participant Acceptance The Participant must accept the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to Xcel Energy within the time frames specified by the Chief Administrative Officer.

15. Mandatory Binding Arbitration The Participant agrees that any and all disputes related to an award of Units including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. The Participant agrees that the Participant will be responsible for bearing his or her share of the costs to arbitrate.

16. Severability If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Stock Unit Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:

ACCEPTED:

Participant Signature

Date